Exhibit 99.1



                             COMPENSATION AGREEMENT



         This Compensation Agreement is made by and entered into between S.E. Altman ("Altman") and SurgiCare, Inc. ("SurgiCare") (together, Altman and SurgiCare are each a "Party" and collectively, the "Parties"), who agree as follows:



         1. In compensation for professional services rendered to SurgiCare, SurgiCare agrees to issue to Altman shares of common stock of SurgiCare (the "Shares"). The number of shares issued shall be equal to the sum of $202,000, plus interest in the amount of $14,000, divided by $0.40, which is equal to 540,000 shares.


         2. Altman shall receive one (1) stock certificate for the Shares. The Parties agree that the stock certificate will be available for delivery to Altman not later than 5:00 p.m., April 1, 2004. Altman agrees to not sell in excess of 20,000 shares (appropriately adjusted to account for any stock splits or combinations or similar events affecting the common stock of SurgiCare after the date hereof) of SurgiCare common stock (including without limitation the Shares) per day into the open market at any time. Altman may sell his shares in a private transaction, but the buyer(s) of such shares will be subject to the same 20,000 share daily sale limit into the open market.


         3. SurgiCare will file a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the "SEC") to register the Shares under the Securities Act of 1933.


         4. The Parties agree that the services for which Altman is being compensated are not rendered in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for SurgiCare's securities.


         5. Any and all other rights of Altman to receive warrants or other rights to purchase securities of SurgiCare are hereby canceled.


         6. Altman understands the he will be responsible for compliance with
Section 16 of the Securities Exchange Act of 1934 with respect to the Shares, including the filing of any required reports with the SEC.


         7. This Agreement is entered into in the State of Texas, and it shall be construed and interpreted in accordance with the laws of the State of Texas. The exclusive venue of any suit, claim or action arising under this Agreement shall lie exclusively with District Courts of Harris County, Texas.

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         8. This Agreement may be executed in multiple counterparts which shall be construed together as one document. Any Party who executes such a counterpart or separate signature page shall be fully bound thereunder, whether or not any other Party executes that counterpart or signature page. The obligations or any part thereof may be proved by the production of a single counterpart executed by that Party without production of any other counterparts.

         9. Should any provision of this Agreement be declared or determined to be invalid or illegal, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         10. The signatures hereto warrant that they have authority to bind the Party for whom they act.


SurgiCare, Inc.



         11. Done on this 20th day of March, 2004.







/s/ Keith LeBlanc
-----------------
By:  Keith LeBlanc
Title:   CEO









/s/ S.E. Altman
---------------
S.E. Altman